Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036

June 28, 2018
SYNNEX Corporation
44201 Nobel Drive
Fremont, California 94538

Attention:	Simon Leung - Senior Vice President, General Counsel and Corporate Secretary Mike Vaishnav - Senior Vice President, Corporate Finance and Treasurer

Project Delta
Bridge Facility Commitment Letter
Ladies and Gentlemen:
You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, which term shall include, in each case, MLPFS’s designated affiliate for any purpose hereunder and, together with JPMCB and Bank of America, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”) intend to acquire (the “Acquisition”), directly or indirectly, the entity identified to us by you as “Chicago” (the “Acquired Company”). You have further advised us that, in connection with the foregoing, you and the newly formed entities referred to in the Transaction Description (as defined below) intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”), including the provision to you of the Bridge Facility (as defined below), after which the Acquired Company will be a wholly-owned subsidiary of the Borrower. In connection with the foregoing, you have also separately engaged us to (i) arrange a term A facility of $1.2 billion which may be upsized to up to $1.8 billion if the facility is oversubscribed on the terms separately agreed between you and us (the “Term Facility”, and the date upon which the credit documentation in respect of such Term Facility has been entered into and has become effective, the “Term Facility Effective Date”) and (ii) seek required lender consents to an amendment (the “Amendment”, and the effective date of such Amendment, the “Amendment Effective Date”) to the Credit Agreement, dated as of November 27, 2013, among you, the guarantors from time to time party thereto, Bank of America, as administrative agent and the lenders, swing line lenders and L/C issuers from time to time party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”) on the terms specified in the Summary of Amendment Terms (as defined below).
Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Bridge Terms”), and the Summary of Amendment Terms attached hereto as Exhibit C (the “Summary of Amendment Terms”); this commitment letter together with Exhibits A, B, C and D hereto, collectively, the “Commitment Letter”). The Borrower, the Acquired Company and their respective subsidiaries from and after the Acquisition Closing Date, are sometimes collectively referred to herein as the “Companies”. The Acquired Company and its subsidiaries are referred to herein as the “Acquired Companies”.
1.Commitments. In connection with the foregoing, (a)(i) each of JPMCB and Bank of America is pleased to advise you of its several commitment to provide (x) 60% and 40% of the aggregate principal amount of the Tranche A-1 of the Bridge Facility respectively and (y) 60% and 40% of the aggregate principal amount of the Tranche A-2 of the Bridge Facility respectively and (ii) each of Bank of America and JPMCB is pleased to advise you of its several commitment to provide 60% and 40% of the aggregate principal amount of the Tranche B of the Bridge Facility respectively (in each case of clauses (i) and (ii) above, in such capacity, the “Initial Lenders”), (b)(i) JPMCB is pleased to advise you of its willingness, and you hereby engage JPMCB, to act as the sole and exclusive administrative agent and collateral agent with respect to Tranche A of the Bridge Facility (in such capacity, the “Tranche A Administrative Agent”) and (ii) Bank of America is pleased to advise you of its willingness, and you hereby engage Bank of America, to act as the sole and exclusive administrative agent and collateral agent with respect to Tranche B of the Bridge Facility (in such capacity, the “Tranche B Administrative Agent” and, together with the Tranche A Administrative Agent, the “Administrative Agents”), all upon and subject to the terms and conditions set forth in this Commitment Letter, (c)(i) Bank of America is pleased to advise you of its willingness, and you hereby engage Bank of America, to act as sole syndication agent for Tranche A of the Bridge Facility and (ii) JPMCB is pleased to advise you of its willingness, and you hereby engage JPMCB, to act as sole syndication agent for Tranche B of the Bridge Facility and (d) each of JPMCB and MLPFS is also pleased to advise you of its willingness, and you hereby engage JPMCB and MLPFS, to arrange and act as the joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility in accordance with Section 2 of this Commitment Letter (collectively, the “Lenders”), including JPMCB and Bank of America. It is understood and agreed that (x)(i) JPMCB will have “lead left” placement on all marketing materials relating to Tranche A of the Bridge Facility and (ii) MLPFS will have “lead left” placement on all marketing materials relating to Tranche B of the Bridge Facility and (y) no additional agents, co-agents or arrangers will be appointed and no other titles will be awarded with respect to the Bridge Facility without our and your mutual consent. You agree that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.
The commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Section 5 below.
2.    Syndication. The Lead Arrangers (x)(i) intend to commence syndication of Tranche A-1 of the Bridge Facility and (ii) upon a determination by the Lead Arrangers in consultation with you that the Term Facility Effective Date is not likely to occur on or prior to the Initial Funding Date, the Lead Arrangers intend to commence syndication of Tranche A-2 of the Bridge Facility and (y) upon a determination by the Lead Arrangers in consultation with you that the Amendment Effective Date is not likely to occur on or prior to the Initial Funding Date (which determination shall be made on the 30th day following the date of this Commitment Letter (or such earlier or later date as may be agreed by the Lead Arrangers and you)), intend to commence syndication of Tranche B of the Bridge Facility, in each case, promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) and, if applicable, after the relevant determination. Each Initial Lender’s commitment hereunder shall be reduced dollar-for-dollar on a pro rata basis as and when commitments for the Bridge Facility are received from Permitted Assignees (as defined below), to the extent that each such Permitted Assignee becomes party to the Credit Documentation as a “Lender” (including, pursuant to an assignment and assumption agreement executed pursuant to the Credit Documentation) or otherwise party to this Commitment Letter pursuant to documentation reasonably satisfactory to the Lead Arrangers and you (collectively, “Joinder Documentation”).
Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the 60th day following the Initial Funding Date (the “Syndication Date”), you agree, upon the request of the Lead Arrangers to assist, and to use your commercially reasonable efforts prior to the Acquisition Closing Date to cause the Acquired Company and its subsidiaries to assist to the extent permitted by the Acquisition Agreement, the Lead Arrangers in achieving a syndication of the Bridge Facility that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your assisting (and your using commercially reasonable efforts prior to the Acquisition Closing Date to cause the Acquired Company to assist to the extent permitted by the Acquisition Agreement) in the preparation of a customary confidential information memorandum and customary lender presentation with respect to the Bridge Facility and other customary marketing materials reasonably requested by the Lead Arrangers to be used in connection with the syndication of the Bridge Facility (collectively, the “Information Materials”), subject in all respects to the limitations on your rights to request such information concerning the Acquired Company and its subsidiaries as set forth in the Acquisition Agreement, (b) your using your commercially reasonable efforts to assist the Lead Arrangers such that their syndication efforts benefit from your existing banking relationships and the existing banking relationships of the Acquired Company, (c) your agreeing that until the Syndication Date there shall be no competing offering, placement or arrangement of any syndicated bank financing or underwritten or privately placed debt securities by or on behalf of the Borrower or any of the Borrower’s subsidiaries, in each case that would reasonably be expected to materially and adversely impair the primary syndication of the Bridge Facility other than (i) the Amendment, or any refinancing or replacement of the facilities under the Existing Credit Agreement with similar types of facilities in an aggregate amount not to exceed the facilities being refinanced or replaced, (ii) the New Notes, (iii) the New Term Loans, (iv) any borrowing under the Existing Credit Agreement, (v) borrowings under, or an increase or amendment to the Borrower’s or its subsidiaries available commitments under their respective account receivable securitization or other similar financing facilities to the extent permitted under the Existing Credit Agreement (giving effect to the Amendment) that is either in the ordinary course of business, or represents an increase to the available commitments thereunder as a result of refinancing borrowing capacity previously provided under the Acquired Company’s receivables purchase facilities, (vi) borrowings under, or an increase or amendment to credit facilities of any foreign subsidiary of the Borrower or such subsidiary’s domestic subsidiaries to the extent permitted under the Existing Credit Agreement (giving effect to the Amendment) in the ordinary course of business, and (vii) any other financing agreed by the Lead Arrangers which will not be deemed to materially impair the primary syndication of the Bridge Facility), (d) your making your senior management and advisors available, and upon the reasonable request of the Lead Arrangers, using your commercially reasonable efforts prior to the Acquisition Closing Date to make senior management and advisors of the Acquired Company available (to the extent permitted by the Acquisition Agreement), from time to time to attend and make presentations regarding the business of the Borrower, the Acquired Company and their respective subsidiaries, as appropriate, at one meeting of, or conference call with prospective Lenders (or such additional meetings or conference calls as reasonably requested by the Lead Arrangers) in all cases at times and locations to be mutually agreed. Without limiting your obligations to assist with syndication efforts as set forth above, and notwithstanding anything to the contrary herein or in the Fee Letter, the Commitment Parties acknowledge and agree that neither the commencement nor the completion of the syndication of the Bridge Facility (including a Successful Syndication), nor any other provision of this paragraph shall constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Initial Funding Date and (e) if, after completing syndication of the New Term A Facility in accordance with the last paragraph of this Section 2, the Lead Arrangers have not received commitment advices from prospective lenders in respect of the New Term A Facility representing an aggregate amount at least equal to the aggregate amount of the then-outstanding commitments with respect to Tranche A of the Bridge Facility and, if the Amendment Effective Date has not occurred on or before the 30th day following the date of this Commitment Letter (or such other period as may be agreed by the Bank Joint Lead Arrangers and the Borrower), Tranche B of the Bridge Facility (or, if the loans under the Bridge Facility have been made, an aggregate amount sufficient to repay all of the principal and other amounts outstanding under the Bridge Facility) (such shortfall, the “Shortfall Amount”), (i) the Lead Arrangers and the Borrower will promptly identify and in good faith agree in writing (which may be via electronic mail) upon one or more alternative financings to the Bridge Facility to pursue in respect of the Shortfall Amount and (ii) at the reasonable request of the Lead Arrangers in respect of any such agreed upon alternative financing, the Borrower agrees to (A) engage one or more investment banks reasonably satisfactory to the Lead Arrangers to arrange or place such alternative financing (it being understood and agreed that the investment banks engaged by the Borrower on or about the date hereof are reasonably satisfactory to the Lead Arrangers) (the “Investment Banks”), (B) promptly (1) deliver to the Investment Banks a customary offering memorandum, private placement memorandum or confidential information memorandum (collectively “Information Memorandum”), as applicable, for use in syndication of such alternative financing (together with a customary authorization letter to be included in such Information Memorandum), and, if customary for such alternative financing, prepare an additional version of such Information Memorandum that is suitable for distribution to Public Lenders, and other customary marketing materials to be used in connection with the syndication of such alternative financing and (2) if applicable to such alternative financing, use commercially reasonable efforts to obtain customary credit ratings required in respect of such alternative financing (the “Ratings”) and (C) provide the Investment Banks with a customary marketing period (subject to customary black-out periods) prior to the Initial Funding Date as requested by the Investment Banks in respect of such alternative financing after receipt of the applicable Information Memorandum and, if applicable to such alternative financing, the applicable Ratings, it being understood and agreed that the requisite marketing period for the New Notes will be 30 business days (subject to customary black-out periods).
Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (A) you will not be required to provide any information to the extent that the provision thereof would violate any (x) attorney-client privilege, (y) law, rule or regulation or (z) any confidentiality obligation binding on you, the Acquired Company and/or any of your or their respective affiliates, in each case, entered into prior to the date hereof (and in the case of such confidentiality obligation, not entered into in contemplation of the information requirements hereunder), in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information, not otherwise subject to attorney-client privilege, is being withheld pursuant to this sentence; and (B) the financial statements required by clause (iv) of Exhibit D hereto are the only financial statements that will be required in connection with the syndication of the Bridge Facility.
It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that only potential Lenders that (i) on or before the 45th day following the date hereof, are approved by the Borrower (such approval not to be unreasonably withheld or delayed); it being understood and agreed that existing lenders under the Existing Credit Agreement are deemed to be approved by the Borrower or (ii) after the 45th day following the date hereof, are identified by the Lead Arrangers in consultation with you, will be approached and permitted to participate in the syndication (clauses (i) and (ii), the “Permitted Assignees”). It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the discretion of the Lead Arrangers in consultation with you, subject to the terms and provisions of the Fee Letter.
3.    Information Requirements. You hereby represent that (to your knowledge with respect to the Acquired Company and its subsidiaries) (a) all written information concerning you and your subsidiaries and the Acquired Company and its subsidiaries, other than Projections (as defined below) and other forward-looking information and information of a general economic or industry-specific nature, if any, which has been or will be made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto from time to time), and (b) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries that have been or will be made available to the Lead Arrangers by you or on behalf of you or any of your representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith and have been or will be based upon assumptions believed by you to be reasonable at the time made (it being understood that Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and no assurance can be given that the Projections will be realized, and that actual results may differ from projected results and that such differences may be material). You agree that if, at any time from the date hereof until the later of the Syndication Date and the Initial Funding Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished, and such representation were being made, at such time, you will (or, prior to the Initial Funding Date with respect to Information and Projections concerning the Acquired Company and its subsidiaries, you will, subject to the limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) furnish us with supplements to the Information and the Projections, in each case from time to time, so that the representation in the preceding sentence remains correct in all material respects; provided that such supplementation shall cure any breach of such representation. In accepting this commitment and in arranging and syndicating the Bridge Facility, the Lead Arrangers are and will be using and relying on the Information and the Projections without independent verification thereof. Without limiting your obligations under this paragraph, it is understood that the Initial Lenders’ commitment with respect to the Bridge Facility hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.
You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak, IntraLinks, DebtDomain or another similar electronic system. In addition, in connection with any syndication of the Bridge Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company, their respective affiliates or any other entity, or the respective securities of any of the foregoing. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, which dissemination shall be subject to customary confidentiality undertakings satisfactory to you (it being understood and agreed that customary procedures employed by us for providing prospective Lenders access via Syndtrak or Intralinks (or another similar electronic system) to information and other materials related to the Bridge Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are reasonably satisfactory to you for such purpose).
4.    Fees, Reimbursements and Indemnities.
(a)    You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You further agree to reimburse the Initial Lenders and the Lead Arrangers from time to time promptly after demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, reasonable due diligence expenses and CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (but limited, in the case of legal fees and expenses, whether or not the Initial Funding Date occurs, to the reasonable and documented out-of-pocket fees and expenses of one primary counsel to the Commitment Parties (taken together) and, if reasonably necessary, of one local counsel in any relevant jurisdiction) incurred in connection with the Bridge Facility, the syndication thereof and the preparation of the Credit Documentation. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
(b)    You agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates and their respective officers, directors, employees, agents, advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all affected Indemnified Parties taken together)) that may be incurred by or awarded against any Indemnified Party within 10 business days following written demand therefor setting forth in reasonable detail a description of such claims, damages, losses, liabilities and expenses, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s bad faith, gross negligence or willful misconduct, (y) the material breach by such Indemnified Party of its obligations under this Commitment Letter or (z) disputes solely among Indemnified Parties not involving any act or omission of you or your subsidiaries (other than any Proceeding (as defined below) against any Commitment Party solely in its capacity or in fulfilling its role as an Administrative Agent or Lead Arranger or similar role in connection with the Bridge Facility). In the case of an investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. It is agreed that no party hereto shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party or such party’s subsidiaries or affiliates or to its or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, unless such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault. You will not be liable for any settlement of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket expenses, losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.
5.    Conditions to Financing. Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the Bridge Facility (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions expressly set forth in Exhibit D hereto under the heading “Conditions Precedent to Each Funding Date” (the “Funding Conditions”), it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Bridge Facility shall occur).
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary: (a) the only conditions (express or implied) to the availability and funding of the Bridge Facility on each Funding Date are the Funding Conditions, (b) the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on each Funding Date shall be (i) the representations made by the Acquired Company with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its subsidiaries has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the

Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (c) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the Bridge Facility on each Funding Date if the Funding Conditions are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to (1) each Loan Party’s existence, qualification and power on substantially the same terms as are set forth in Section 6.01 of the Existing Credit Agreement; (2) each Loan Party’s authorization and non-contravention on substantially the same terms as are set forth in Section 6.02(a) and Section 6.02(c) of the Existing Credit Agreement; (3) each Loan Party’s non-contravention with material debt instruments in excess of the Threshold Amount (as defined in the Existing Credit Agreement (giving effect to the Amendment)), (4) due execution by, and enforceability of the Credit Documentation against, each Loan Party on substantially the same terms as are set forth in Section 6.04 of the Existing Credit Agreement; (5) Federal Reserve margin regulations and Investment Company Act Status on substantially the same terms as are set forth in Section 6.18 of the Existing Credit Agreement; (6) solvency on a consolidated basis as of the Initial Funding Date (after giving effect to the Acquisition) on substantially the same terms as are set forth in Section 6.14 of the Existing Credit Agreement; (7) the use of proceeds not violating OFAC and anti-corruption law on substantially the same terms as are set forth in Section 6.21 of the Existing Credit Agreement; (8) Patriot Act; and (9) and the creation, validity, priority and perfection of the security interests granted in the intended collateral on substantially the same terms as are set forth Section 6.19 of the Existing Credit Agreement (it being understood that to the extent any security interest (including the creation or perfection of any security interest) in the intended collateral (other than any collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement or the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or (y) the delivery of certificates evidencing equity interests of the Guarantors that are issuers of certificated securities (as defined in the UCC)) is not provided on the Initial Funding Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Bridge Facility on the Initial Funding Date but shall be required to be delivered or perfected no later than ninety (90) days, or such longer period as may be agreed by the Administrative Agents, after the Initial Funding Date pursuant to arrangements to be mutually agreed). This paragraph shall be referred to herein as the “Limited Conditionality Provisions”.
6.    Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except (1) for disclosure hereof or thereof to your board of directors, officers, employees, accountants, attorneys, agents and other professional advisors retained by you in connection with the Bridge Facility, in each case, on a confidential basis, (2) for disclosure hereof or thereof (and, in the case of the Fee Letter, redacted in a manner reasonably satisfactory to the Lead Arrangers) to the Acquired Company and its subsidiaries and the officers, employees, accountants, attorneys and other professional advisors of the Acquired Company and its subsidiaries, in each case, on a confidential basis or (3) for disclosure hereof or thereof in any judicial or administrative proceeding, upon request or demand of any regulatory authority having jurisdiction over you or as otherwise required by law, regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation), may not be disclosed in whole or in part to any person or entity without our prior written consent (which consent shall not be unreasonably withheld); provided, however, it is understood and agreed that (i) you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, (A) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (B) to rating agencies on a confidential basis; (ii) after your acceptance of this Commitment Letter and the Fee Letter, disclose the aggregate fees payable under the Fee Letter (but not the Fee Letter itself) in generic disclosure of aggregate sources and uses contained in any offering memorandum, prospectus or other marketing materials relating to the Bridge Facility; (iii) after your acceptance hereof, this Commitment Letter (but not the Fee Letter) to potential Lenders in coordination with us as contemplated by Section 2 above; (iv) the fee and other amounts herein and in the Fee Letter may be reflected in your financial statements as part of the aggregate expenses in connection with the transactions contemplated hereby and may otherwise be disclosed as part of projections, pro forma information and a generic disclosure of aggregate sources and uses; and (v) disclose the Commitment Letter and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof. Notwithstanding the foregoing, you may make public announcements of the Transactions and disclose the existence of the commitments and undertakings made hereunder and the respective roles of the Lead Arrangers and the Initial Lenders in connection with the Transactions after your acceptance of this Commitment Letter and the Fee Letter; provided that you agree to consult with the Lead Arrangers with respect to any portion of any announcement that names, or provide information that would readily permit identification of, any Lead Arranger or Initial Lender. This paragraph shall terminate (as it relates to the Commitment Letter but not as it relates to the Fee Letter) on the twelve month anniversary of the date hereof.
The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder (the “Confidential Information”) solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information solely in connection with the Transactions and are informed of the confidential nature of such information; provided that such Commitment Party shall be responsible for such affiliates’, employees’, legal counsel, independent auditors’ and other experts’ or agents’ compliance with this paragraph, (v) for purposes of establishing a “due diligence” defense in any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Bridge Facility or the enforcement of rights thereunder, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties that is not subject to confidentiality obligations owing to you, the Acquired Company or any of your or their respective affiliates or related parties, or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). The foregoing provisions of this paragraph shall terminate on the earlier of (x) the twelve month anniversary of the date hereof and (y) the execution of the Credit Documentation (in which case superseded by the confidentiality provision of the Credit Documentation). In addition, each Commitment Party may disclose the existence of the Bridge Facility to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Bridge Facility.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Borrower and the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter are arm’s length commercial transactions between you and your affiliates, on the one hand, and the Initial Lenders and the Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, each Initial Lender and each Lead Arranger (each in their capacity as such) is and has been acting solely as a principal and is not an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither any Initial Lender nor any Lead Arranger (each in their capacity as such) has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Initial Lender or any Lead Arranger has advised or is currently advising you or your affiliates on other matters) and neither any Initial Lender nor any Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and/or the Credit Documentation; (iv) each Initial Lender and each Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and, except as may otherwise be expressly set forth in a written agreement among the relevant parties, the Initial Lenders and the Lead Arrangers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Initial Lenders and the Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “USA Patriot Act”), each of them is required to obtain, the name and address of the Loan Parties and other information of the Loan Parties that will allow the Commitment Parties, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
7.    Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (x) the reimbursement and indemnification provisions in Section 4 hereof shall be superseded and replaced by those set forth in the Credit Documentation upon the effectiveness thereof, in each case to the extent covered thereby, and (y) the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness and/or funding of the Bridge Facility.
8.    Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment

Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (including in “.pdf” or “.tif” format) or facsimile shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Notwithstanding anything herein to the contrary and the governing law provisions of the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit D) (and whether or not a “Company Material Adverse Effect” has occurred), (b) the determination of the accuracy of any representation and warranty made by or on behalf of the Acquired Company and its subsidiaries in the Acquisition Agreement and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you or any Commitment Party are or may be subject by suit upon judgment.
This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the specific matters hereof. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.
Except as otherwise expressly provided above in Section 2, this Commitment Letter is not assignable by any party hereto without the prior written consent of each other party hereto and is intended to be solely for the benefit of the parties hereto and, solely to the extent provided above, the Indemnified Parties. MLPFS may, without notice to any other party hereto, assign its rights and obligations under this Commitment Letter to any other registered broker dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s and its subsidiaries’ (taken together) investment banking, commercial lending services and related businesses may be transferred following the date of this Commitment Letter.
Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter, the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m. (New York City time) on June 28, 2018 (or such later date as agreed by the Lead Arrangers), whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) the End Date (as defined in the Acquisition Agreement in effect on the date hereof without giving effect to any amendment thereto or consent thereunder), in the event the Acquisition Closing Date has not occurred on or prior to such date, (b) the execution of the Credit Documentation, (c) the closing of the Acquisition without the use of the Bridge Facility, (d) the termination or expiration of the Acquisition Agreement or (e) receipt by Lead Arrangers of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Summary of Bridge Terms (it being acknowledged and agreed that the commitment provided herein is subject to conditions precedent as provided herein).
[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
JPMORGAN CHASE BANK, N.A.
By: /s/ Caitlin Stewart
Name: Caitlin Stewart
Title: Executive Director

BANK OF AMERICA, N.A.
By: /s/ Jeannette Lu
Name: Jeannette Lu
Title: Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Jeffery P. Standish
Name: Jeffery P. Standish
Title: Director

[Signature Page to Bridge Commitment Letter]

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:
SYNNEX CORPORATION

By:	/s/ Simon Y. Leung Name: Simon Y. Leung Title: Senior Vice President, General Counsel

and Corporate Secretary

[Signature Page to Bridge Commitment Letter]

Exhibit A

TRANSACTION DESCRIPTION
Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).
The Borrower intends to acquire indirectly, through Merger Sub I (as defined below), the Acquired Company pursuant to the Acquisition Agreement. In connection with the foregoing, it is intended that (the transactions referred to below, collectively, the “Transactions”):

1.
The Borrower intends to establish Delta Merger Sub I, Inc. (“Merger Sub I”), a newly formed Delaware corporation and a wholly-owned subsidiary of the Borrower, which shall be merged with and into the Acquired Company (the “Initial Merger”), with the Acquired Company surviving the Initial Merger as a wholly-owned subsidiary of the Borrower, and immediately following the Initial Merger, the Acquired Company shall be merged with and into Delta Merger Sub II, LLC (“Merger Sub II”), a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Borrower (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as a wholly-owned subsidiary of the Borrower.

2.
In connection with the Acquisition, the Borrower intends to (a) obtain financing through a combination of some or all of the following sources consisting of (i) senior secured notes through one or more private placements (the “New Notes”), (ii) a secured term loan A facility (the “New Term A Facility” and the loans thereunder, the “New Term A Loans”) and/or (iii) in lieu of all or a portion of the New Notes or the New Term A Facility, a secured term loan facility (the “New Other Term Facility” and the loans thereunder, the “New Other Term Loans” and, together with the New Term A Loans, the “New Term Loans”), (b) obtain an amendment (the “Amendment”) to the Existing Credit Agreement substantially consistent with the terms described in Exhibit C to the Commitment Letter (as so amended, the “Amended Credit Agreement” and the effective date of the Amendment, the “Amendment Effective Date”) and (c) in lieu of some or all of the financings described in clauses (a) and (b) above, obtain a senior secured bridge loan facility described in Exhibit B to the Commitment Letter (the “Bridge Facility”), in an aggregate principal amount of (x)(i) $0.6 billion (such amount referred to herein as the “Tranche A-1 of the Bridge Facility”), plus (ii) $1.2 billion (such amount referred to herein as the “Tranche A-2 of the Bridge Facility” and, together with Tranche A-1 of the Bridge Facility, “Tranche A of the Bridge Facility”) plus (y) if the Amendment Effective Date fails to occur on or prior to the Initial Funding Date, $1.77 billion (such amount referred to herein as the “Tranche B of the Bridge Facility” and, together with Tranche A of the Bridge Facility, the “Tranches of the Bridge Facility”), which Tranches of the Bridge Facility may be documented as tranches under a single credit facility or as two separate credit facilities, in each case, as agreed among the Borrower and the Lead Arrangers, and which amount shall primarily be used (i) in the case of Tranche A of the Bridge Facility, to finance the Acquisition on the Acquisition Closing Date and (ii) in the case of Tranche B of the Bridge Facility, to refinance obligations under the Existing Credit Agreement.

Exhibit A-1

3.
The Borrower will (a) issue an agreed amount of its common stock (the “Borrower Stock”) for distribution to the shareholders of the Acquired Company as partial merger consideration (the “Borrower Stock Contribution”) and (b) apply the proceeds of the financings described in paragraph 2 above, together with cash on hand, to (i) pay, directly or indirectly, the aggregate consideration in respect of all of the issued and outstanding equity interests of the Acquired Company in accordance with the terms of the Acquisition Agreement or as otherwise described in paragraph 2 above (including with respect to the possible refinancing of the Existing Credit Facility) and (ii) to directly or indirectly (A) repay in full the outstanding obligations under the Acquired Company’s senior credit agreement agented by Citibank, N.A., (B) pay in cash the repurchase price for any convertible debentures of the Acquired Company that have been tendered for repurchase by the holders thereof in connection with the Initial Merger (the “Convertible Debentures”), (C) settle such portions of the Convertible Debentures that have been converted by the holders thereof in connection with the Initial Merger and (D) to the extent that any applicable change of control provisions have not been waived or amended thereunder, repay in full the outstanding obligations under the Acquired Company’s receivables purchase facility agented by Wells Fargo Bank, N.A. (the “Acquired Company Receivables Facility”; and, to the extent such change of control provisions are waived, the effective date of such waiver, the “Receivables Facility Waiver Effective Date”) (such repayment, payment and settlement, the “Refinancing”).

4.
The Borrower will, directly or indirectly, pay the costs and expenses related to the Acquisition and the other Transactions referred to in this Exhibit A, in each case, subject to the terms of any applicable engagement and/or commitment letters with respect thereto.

Exhibit A-2

Exhibit B

SUMMARY OF TERMS AND CONDITIONS
BRIDGE FACILITY

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

BORROWER:	SYNNEX Corporation, a Delaware corporation (the “Borrower”).

FACILITY:
A 364-day senior secured bridge facility (the “Bridge Facility”; the loans thereunder, the “Bridge Loans”) in an aggregate principal amount of (x)(i) $0.6 billion (such amount referred to herein as “Tranche A-1 of the Bridge Facility”) plus (ii) $1.2 billion (such amount referred to herein as the “Tranche A-2 of the Bridge Facility” and, together with Tranche A-1 of the Bridge Facility, “Tranche A of the Bridge Facility”) plus (y) until the Amendment Effective Date occurs, $1.77 billion (such amount referred to herein as “Tranche B of the Bridge Facility” and, together with Tranche A of the Bridge Facility, the “Tranches of the Bridge Facility”).

ADMINISTRATIVE AGENTS:
JPMorgan Chase Bank, N.A. (the “Tranche A Administrative Agent”) will act as sole and exclusive administrative agent and collateral agent for Tranche A of the Bridge Facility. Bank of America, N.A. (the “Tranche B Administrative Agent” and, together with the Tranche A Administrative Agent, the “Administrative Agents”) will act (i) as sole and exclusive administrative agent and collateral agent for Tranche B of the Bridge Facility.

SYNDICATION AGENTS:	Bank of America, N.A. will act as sole syndication agent for Tranche A of the Bridge Facility. JPMorgan Chase Bank, N.A. will act as sole syndication agent for Tranche B of the Bridge Facility.

JOINT LEAD ARRANGERS AND

JOINT BOOK MANAGERS:	JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Lead Arrangers”) will act as joint lead arrangers and joint bookrunners.

LENDERS:	A syndicate of financial institutions (including JPMorgan Chase Bank, N.A. and Bank of America, N.A.) arranged by the Lead Arrangers that are Permitted Assignees (the “Lenders”).

PURPOSE:
Tranche A-1 of the Bridge Facility and Tranche B of the Bridge Facility will be available for a single drawing to be made on the Initial Funding Date (as defined below), the proceeds of which shall finance, in part, the Acquisition, the Refinancing (other than with respect to the Convertible Debentures) and the costs and expenses related to the Transactions, in each case, on the date of the closing of the Acquisition (such date, the

Exhibit B-1

“Acquisition Closing Date”). Tranche A-2 of the Bridge Facility will be available for (i) one drawing to be made on the Initial Funding Date, the proceeds of which shall finance, in part, the Acquisition, the Refinancing (other than with respect to the Convertible Debentures) and the costs and expenses related to the Transactions, in each case, on the Acquisition Closing Date and (ii) at the Borrower’s option, if any Convertible Debentures remain outstanding after the Initial Funding Date, up to five additional drawings of up to, in the aggregate, the lesser of (x) the remaining unutilized Bridge Facility commitments (the “Remaining Bridge Commitments”) and (y) $350 million (such amount, the “Convertible Debentures Commitment”) to be made on or prior to the Convertible Debentures Termination Date (as defined below) to fund the obligations to repurchase the Convertible Debentures or otherwise settle such Convertible Debentures upon the tender for repurchase or conversion thereof, as applicable, to the holders thereof in connection with the Initial Merger (the date of each such repurchase or settlement, a “Convertible Debentures Payment Date”) in an amount not to exceed the Convertible Debentures Commitment (the “Convertible Debentures Loans”), it being understood and agreed that if the Borrower has drawn more of the Convertible Debentures Loans by the 90th day after the Initial Funding Date than are needed to satisfy the payment obligations in respect of Convertible Debentures for which the holders thereof have tendered their notes for repurchase or conversion by the 90th day after the Initial Funding Date, the Borrower shall prepay the Bridge Facility in an amount equal to such excess amount (the “Excess Convertible Debentures Loan Amount”). Any unused commitments under the Bridge Facility shall terminate on the earliest of (i) the 90th day following the Initial Funding Date and (ii) the Convertible Debentures Termination Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. If the Remaining Bridge Commitments are greater than $350 million on the Initial Funding Date, such excess amount (the “Excess Remaining Commitment”) shall terminate on the Initial Funding Date.

AVAILABILITY:
With respect to the Bridge Loans (other than the Convertible Debentures Loans), from the date of effectiveness of the Credit Documentation until the earlier of (i) the End Date (as defined in the Acquisition Agreement as in effect on the date hereof without giving effect to any amendments thereto or consents thereunder), in the event the Acquisition Closing Date has not occurred on or prior to such date and (ii) the Initial Funding Date. With respect to the Convertible Debentures Loans, from the Initial Funding Date until the earlier of (i) the date on which the Convertible Debentures Loan Commitments have been fully drawn and/or the Convertible Debentures Commitments have been terminated in full by the Borrower and (ii) the

Exhibit B-1

date that is the 90th day after the Initial Funding Date (such earlier date, the “Convertible Debentures Termination Date”).

INITIAL FUNDING DATE:
A date to occur on or before the End Date (as defined in the Acquisition Agreement as in effect on the date hereof without giving effect to any amendments thereto or consents thereunder) and substantially concurrently with the Acquisition Closing Date, on which the conditions described under “Conditions Precedent To Each Funding Date” below have been satisfied or waived (the “Initial Funding Date”).

ADDITIONAL FUNDING DATES:
At the Borrower’s election, one or more dates (but no more than five dates in the aggregate) to occur after the Initial Funding Date, on or prior to the Convertible Debentures Termination Date, on which the conditions described under “Conditions Precedent To Each Funding Date” below have been satisfied or waived (each, a “Convertible Debentures Funding Date,” and, together with the Initial Funding Date, the “Funding Dates” and each, a “Funding Date”).

MATURITY AND

AMORTIZATION:	The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days following the Initial Funding Date and shall require no scheduled amortization.

SECURITY:
Substantially the same as the Existing Credit Agreement and to be subject to (i) a customary intercreditor agreement to be mutually agreed upon by the Borrower, the administrative agent with respect to the Existing Credit Agreement and the Administrative Agents and (ii) that certain Fourth Amended and Restated Intercreditor Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), dated as of November 27, 2013, by and among Bank of America, N.A., as lender’s agent, MUFG Bank, Ltd, as administrative agent, SIT Funding Corporation and SYNNEX Corporation.

GUARANTORS:
Substantially the same as the Existing Credit Agreement and, on and after the Initial Funding Date, to include each of the Acquired Companies that would be required to become a guarantor of the obligations of the Borrower under the Existing Credit Agreement (giving effect to the Amendment) (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties” and each, a “Loan Party”).

INTEREST RATE:	As set forth in Addendum I.
MANDATORY REPAYMENTS
AND COMMITMENT

REDUCTIONS:
On or prior to the Initial Funding Date, the commitments in respect of the Bridge Facility under the Commitment Letter or under the definitive loan documentation (the “Credit Documentation”), as applicable, shall be permanently reduced, and after the Initial Funding Date, the Bridge Loans shall be prepaid, in each case, dollar-for-dollar by the following amounts (in each case subject to exceptions to be agreed), in each case, subject to any applicable intercreditor agreement:

Exhibit B-2

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance, casualty and condemnation proceeds), subject to exceptions substantially consistent with the Existing Credit Agreement (giving effect to the Amendment) or as otherwise agreed, including exceptions for asset sales between or among such entities, and subject to the right to reinvest 100% of such proceeds to the extent such proceeds are not subject to the agreed upon exceptions, if such proceeds are reinvested in assets used or useful for their business, including in permitted acquisitions or capital expenditures within 6 months of receipt, which net cash proceeds shall be applied to (x) on or before the 30th day following the date of the Commitment Letter, first reduce Tranche A of the Bridge Facility until the commitments in respect thereof are reduced to zero, then reduce Tranche B of the Bridge Facility, until the commitments in respect thereof are reduced to zero and (y) after the 30th day following the date of the Commitment Letter, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof or Bridge Loans outstanding thereunder, as applicable;

(b) 100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including, without limitation, any New Notes, but not the New Term A Facility to the extent covered by clause (d) below), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Credit Agreement, (iii) any working capital facilities (including receivables securitization facilities, overdraft facilities or letter of credit facilities) of the Borrower or any of its subsidiaries, (iv) borrowings under or an increase to credit facilities of any foreign subsidiary of the Borrower or such subsidiary’s domestic subsidiaries to the extent permitted under the Existing Credit Agreement (giving effect to the Amendment), (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets, (vi) other debt for borrowed money to be agreed upon, and (vii) any permitted refinancing, replacement, amendment, restatement, amendment and restatement or other modification of any of the foregoing to the extent permitted under the Existing Credit Agreement (giving effect to the Amendment), in each case, which net cash proceeds shall be applied (x) on or before the 30th day following the date of the Commitment Letter, first reduce Tranche A of the Bridge Facility until the commitments in respect thereof are reduced to zero, then reduce Tranche B of the Bridge Facility, until the commitments in respect thereof are reduced to zero and (y) after the 30th day following the date of the Commitment Letter, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof or Bridge Loans outstanding thereunder, as applicable;

(c) 100% of the net cash proceeds received from the issuance of equity or equity-linked securities (in an underwritten offering or private placement) by the Borrower or any of its subsidiaries, subject to exceptions and thresholds to be agreed upon including (i) the Borrower Stock Contribution, (ii) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or

Exhibit B-3

contributed to pension funds, (iii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement, and (iv) equity interests or such other securities issued to the Borrower or any of its subsidiaries, in each case, which net cash proceeds shall be applied to (x) on or before the 30th day following the date of the Commitment Letter, first reduce Tranche A of the Bridge Facility until the commitments in respect thereof are reduced to zero, then reduce Tranche B of the Bridge Facility, until the commitments in respect thereof are reduced to zero and (y) after the 30th day following the date of the Commitment Letter, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof or Bridge Loans outstanding thereunder, as applicable;

(d) on the Term Facility Effective Date, the commitments under the executed definitive documentation in respect of the Term Facility shall be applied to (x) on or before the 30th day following the date of the Commitment Letter, first reduce Tranche A of the Bridge Facility until the commitments in respect thereof are reduced to zero, then reduce Tranche B of the Bridge Facility, until the commitments in respect thereof are reduced to zero and (y) after the 30th day following the date of the Commitment Letter, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof or Bridge Loans outstanding thereunder, as applicable;

(e) on the Receivables Facility Waiver Effective Date, the commitments in respect of the Bridge Facility shall be reduced by the aggregate principal amount of indebtedness outstanding under the Acquired Company Receivables Facility on the Receivables Facility Waiver Effective Date (excluding, for the avoidance of doubt, any unutilized commitments thereunder), as follows: (x) on or before the 30th day following the date of this Commitment Letter, first reduce Tranche A of the Bridge Facility until the commitments in respect thereof are reduced to zero, then reduce Tranche B of the Bridge Facility until the commitments in respect thereof are reduced to zero and (y) after the 30th day following the date of the Commitment Letter, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof;

(f)(i) on the Amendment Effective Date, commitments in respect of Tranche B of the Bridge Facility shall be automatically and permanently reduced to zero and (ii) if the Amendment Effective Date fails to occur on or prior to the Initial Funding Date, unused commitments in respect of Tranche B of the Bridge Facility, after giving effect to borrowings thereunder by the Borrower on the Initial Funding Date, shall be automatically and permanently reduced to zero; provided, to the extent the Amendment Effective Date occurs after the 30th day following the date of the Commitment Letter but before the Initial Funding Date, then notwithstanding anything to the contrary in this Section, all commitment reductions effected in accordance with the foregoing clauses (a) through (e) shall be applied as if they had occurred prior to the 30th day following the date of the Commitment Letter;

Exhibit B-4

(g) on the Initial Funding Date, the commitments in respect of the Bridge Facility shall be reduced by the Excess Remaining Commitment (if any) and applied to reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments outstanding in respect thereof; and

(h) on the 90th day following the Initial Funding Date, the Excess Convertible Debentures Loan Amount (if any) shall be applied to prepay each tranche of the Bridge Facility on a pro rata basis based on the amount of Bridge Loans outstanding thereunder.

OPTIONAL PREPAYMENTS
AND COMMITMENT

REDUCTIONS:
The Borrower may prepay the Bridge Loans in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. At the Borrower’s option, any commitment under the Bridge Facility may be irrevocably canceled in whole or in part at any time prior to the Convertible Debentures Termination Date without penalty.

CONDITIONS PRECEDENT

TO EACH FUNDING DATE:	Subject to the Limited Conditionality Provisions in all respects, each Funding Date of the Bridge Facility will be subject only to satisfaction

Exhibit B-5

of the conditions precedent set forth in Exhibit D of the Commitment Letter.

DOCUMENTATION:
Subject to the Limited Conditionality Provisions in all respects, for purposes hereof including the Commitment Letter and all attachments thereto, the Credit Documentation shall contain only the representations, warranties, covenants and events of default set forth in this Term Sheet, and the term “substantially the same as the Existing Credit Agreement” and words of similar import means substantially the same as the Existing Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agents as reasonably agreed by the Borrower in good faith, (d) to reflect the modifications to the terms of the Existing Credit Agreement as set forth herein and (e) to accommodate the structure of the Acquisition and the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Acquired Companies), particularly in light of the industries, businesses, business practices of the Borrower, the Acquired Company and their respective subsidiaries, the Borrower’s proposed business plan and the disclosure schedules to the Acquisition Agreement to the extent such accommodations are applied to the Existing Credit Agreement following effectiveness of the Amendment. The Tranches of the Bridge Facility may be documented as tranches under a single credit facility or as two separate credit facilities, in each case, as agreed among the Borrower and the Administrative Agents. If agreed among the Borrower and the Lead Arrangers, the Credit Documentation for the Bridge Facility may be entered into prior to the closing of the Acquisition, in which case the Credit Documentation will contain customary provisions to be agreed (including customary limited conditionality period provisions) to reflect a different date for the effectiveness of the Credit Documentation and the initial funding date thereunder.

REPRESENTATIONS

AND WARRANTIES:
Substantially the same as those in the Existing Credit Agreement (giving effect to the Amendment) (modified as appropriate for the Transactions), and limited to: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, material contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and no material adverse effect; (vi) no material litigation; (vii) no default; (viii) title to property free and clear of liens, other than permitted liens; (ix) insurance policies; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties as of the Initial Funding Date; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) perfection information and collateral documents; (xxi)

Exhibit B-6

OFAC and anti-corruption matters; and (xxii) Patriot Act (in each case, subject to materiality qualifiers, thresholds and other exceptions set forth in the Existing Credit Agreement (giving effect to the Amendment)).

COVENANTS:	Substantially the same as those in the Existing Credit Agreement giving effect to the Amendment (modified as appropriate for the Transactions) and limited to:

(a)
Affirmative Covenants – (i) delivery of financial statements and annual forecasts; (ii) delivery of compliance certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event or material change in accounting or financial reporting practices); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations and give security; and (xiii) further assurances as to perfection and priority of security (in each case, subject to materiality qualifiers, thresholds and other exceptions set forth in the Existing Credit Agreement (giving effect to the Amendment)).

(b)
Negative Covenants – Restrictions on (i) liens; (ii) indebtedness including guarantees and other contingent obligations; (iii) investments including loans and advances and acquisitions; (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) prepayments of other indebtedness; (xiii) modification or termination of documents related to certain indebtedness; (xiv) OFAC sanctioned activities and anti-corruption matters; (xv) sale leasebacks; (xvi) permitted securitization transaction; and (xvii) ownership of subsidiaries (in each case, subject to baskets, thresholds and other exceptions set forth in the Existing Credit Agreement (giving effect to the Amendment)).

FINANCIAL COVENANTS:	Limited to the following:

(a)     Maximum Consolidated Leverage Ratio (funded debt / EBITDA) of 4.25:1.00, with a step-down to 4.00:1.00 after the fifth full fiscal quarter following the Initial Funding Date (the “Leverage Covenant”); provided that, notwithstanding the foregoing, the Leverage Covenant level shall be no higher than the level of the corresponding financial covenant set forth in Section 8.11(a) of the Existing Credit Agreement (giving effect to the Amendment); and

(b)     Minimum Consolidated Interest Coverage Ratio (EBITDA / interest expense) of 3.50:1.00.

EVENTS OF DEFAULT:	Substantially the same as those set forth in the Existing Credit Agreement (giving effect to the Amendment) and limited to the following: (i)

Exhibit B-7

nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the Credit Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in excess of a specified threshold amount; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in excess of a specified threshold amount and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan document; (x) change of control; and (xi) invalidity of subordination provisions (in each case, subject to baskets, thresholds and other exceptions set forth in the Existing Credit Agreement (giving effect to the Amendment)).

ASSIGNMENTS AND

PARTICIPATIONS:
Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Bridge Facility in a minimum amount equal to $1 million.

Consents: The consent of the Borrower will be required unless (i) an event of default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Credit Documentation); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the applicable Administrative Agent within five business days after having received notice thereof. The consent of the applicable Administrative Agent will be required for any assignment of any outstanding Bridge Loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the applicable Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the applicable Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Bridge Facility or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.
WAIVERS AND

AMENDMENTS:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding Bridge Loans and commitments representing more than 50% of the aggregate amount of the Bridge Loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of

Exhibit B-8

each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) the release of all or substantially all of the collateral securing the Bridge Facility and (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	Substantially the same as the Existing Credit Agreement.

GOVERNING LAW:	The State of New York.

PRICING/FEES/

EXPENSES:	As set forth in Addendum I.
COUNSEL TO THE
ADMINISTRATIVE AGENTS AND

LEAD ARRANGERS:	Davis Polk & Wardwell LLP.

Exhibit B-9

ADDENDUM I
PRICING, FEES AND EXPENSES

INTEREST RATES:
At the Borrower’s option, any Bridge Loan that is made to it will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, or (ii) the Alternate Base Rate (to be defined as the highest of (a) the prime rate, (b) the Federal Funds rate plus 0.50% and (c) a daily rate equal to one-month LIBOR plus 1.00%) plus the Applicable Margin less 1.00%. Notwithstanding anything to the contrary contained herein, if LIBOR or the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Bridge Facility. The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders under the Bridge Facility, such other period, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. During the continuance of any default under the Credit Documentation, the Applicable Margin on obligations owing under the Credit Documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

LIBOR SUCCESSOR RATE:
The Credit Documentation will contain customary language to permit the establishment of a successor rate to LIBOR in the event that the Administrative Agents, the Borrower or the Required Lenders have determined that LIBOR is no longer available.

UNDRAWN COMMITMENT
FEES AND APPLICABLE

MARGIN:
The Borrower will pay (or to cause to be paid) to each Lender in respect of the Bridge Facility, for its own account, a fee with respect to the undrawn amount of the Convertible Debentures Commitment at the rate per annum (calculated on the basis of the actual number of days elapsed in a 360-day year) (the “Commitment Fee Rate”) determined in accordance with the pricing grid below. Such undrawn commitment fee shall begin to accrue from and including the Initial Funding Date and be payable to each such Lender on the Convertible Debentures Termination Date.

The Applicable Margin for LIBOR loans and Alternate Base Rate loans and the Commitment Fee Rate shall be, at any time, the applicable rate per annum set forth in the applicable table below with respect to Tranche A of the Bridge Facility and Tranche B of the Bridge Facility opposite the Consolidated Leverage Ratio (as defined in the Existing Credit Agreement) as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to the Credit Documentation in respect of the first reporting period ending after the Initial Funding Date (the “Initial Compliance Certificate”); provided that, prior to the date of the Initial Compliance Certificate, the Applicable Margin and the Commitment Fee Rate shall be set at Level III.

Exhibit B-10

Applicable Margin for Tranche A of the Bridge Facility
Consolidated Leverage Ratio
Period	Level I <2.00:1.00	Level II ≥2.00:1.00 but < 2.75:1.00	Level III ≥2.75:1.00 but < 3.50:1.00	Level IV ≥3.50:1.00
Initial Funding Date until 89 days following the Initial Funding Date	125.0 bps	137.5 bps	150.0 bps	175.0 bps
90th day following the Initial Funding Date until 179th day following the Initial Funding Date	150.0 bps	162.5 bps	175.0 bps	200.0 bps
180th day following the Initial Funding Date until 269th day following the Initial Funding Date	175.0 bps	187.5 bps	200.0 bps	225.0 bps
From and after the 270th day following the Initial Funding Date	200.0 bps	212.5 bps	225.0 bps	250.0 bps

Applicable Margin for Tranche B of the Bridge Facility
Consolidated Leverage Ratio
Period	Level I <2.00:1.00	Level II ≥2.00:1.00 but < 2.75:1.00	Level III ≥2.75:1.00 but < 3.50:1.00	Level IV ≥3.50:1.00
Initial Funding Date until 89 days following the Initial Funding Date	125.0 bps	150.0 bps	175.0 bps	200.0 bps
90th day following the Initial Funding Date until 179th day following the Initial Funding Date	150.0 bps	175.0 bps	200.0 bps	225.0 bps
180th day following the Initial Funding Date until 269th day following the Initial Funding Date	175.0 bps	200.0 bps	225.0 bps	250.0 bps
From and after the 270th day following the Initial Funding Date	200.0 bps	225.0 bps	250.0 bps	275.0 bps

Exhibit B-11

Commitment Fee Rate
1. Level	Consolidated Leverage Ratio	Commitment Fee Rate (bps)
I	<2.00:1.00	15.0
II	≥2.00:1.00 but < 2.75:1.00	17.5
III	≥2.75:1.00 but < 3.50:1.00	20.0
IV	≥3.50:1.00	25.0

DURATION FEES:
The Borrower will pay, on each applicable date, a fee for the ratable benefit of the Lenders, in an amount equal to the applicable percentage set forth in the table below of the aggregate principal amount of the Bridge Loans outstanding on such date.

Date
90th day following the Initial Funding Date	50.0 bps
180th day following the Initial Funding Date	75.0 bps
270th day following the Initial Funding Date	100.0 bps

CALCULATION OF

INTEREST AND FEES:
Other than calculations in respect of interest at the prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD

PROTECTION:	Substantially the same as the Existing Credit Agreement.

EXPENSES:	Substantially the same as the Existing Credit Agreement.

Exhibit B-12

Exhibit C
SUMMARY OF AMENDMENT TERMS
Capitalized terms not otherwise defined in the Commitment Letter to which this Exhibit C is attached are used as defined in the Existing Credit Agreement.

1.
Permit (x) the incurrence of additional indebtedness in connection with the Transactions, which may be secured on a pari passu basis with the Obligations (as defined in the Existing Credit Agreement); provided that the aggregate principal amount of indebtedness under this clause (x) shall not exceed $1.8 billion at any time and (y) indebtedness in respect of the Convertible Debentures, including indebtedness with respect to obligations to repurchase or otherwise settle such Convertible Debentures upon the tender for repurchase or conversion thereof, as applicable.

Exhibit C-1

Exhibit D
CONDITIONS PRECEDENT TO EACH FUNDING DATE
Capitalized terms used but not otherwise defined in this Exhibit D shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit D is attached. The funding of the Bridge Facility will be subject to satisfaction of the following additional conditions precedent:
(i)    The definitive agreement with respect to the Acquisition, the Agreement and Plan of Merger dated as of June 28, 2018, among the Borrower, Merger Sub I, Merger Sub II and the Acquired Company (including all schedules and exhibits thereto, the “Acquisition Agreement”) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Commitment Parties without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any decrease in the purchase price of less than 10% shall not be materially adverse to the interests of the Commitment Parties so long as the portion of such decrease relating to the cash portion of the purchase price (or all of such decrease if such decrease relates solely to the cash portion of the purchase price) is allocated to (x) on or before the 30th day following the date of the Commitment Letter, reduce Tranche A of the Bridge Facility and (y) after the 30th day following the date of the Commitment Letter, reduce each tranche of the Bridge Facility on a pro rata basis based on the amount of commitments in respect thereof outstanding thereunder, in each case, on a dollar-for-dollar basis, (b) any increase in the cash portion of the purchase price that is equal to or exceeds 10% of the purchase price shall be deemed materially adverse to the Commitment Parties, (c) any increase in the Borrower Stock Contribution of the consideration shall not be deemed materially adverse to the Commitment Parties, and (d) any amendment, modification, waiver or consent that results in a change to the definition of the term “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Commitment Parties). The Acquisition shall have been, or shall substantially concurrently with the funding of the Bridge Facility be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.
(ii)    The Acquisition Agreement Representations shall be true and correct in all material respects to the extent provided in Section 5 of the Commitment Letter, and the Specified Representations shall be true and correct in all material respects.
(iii)    Subject to the Limited Conditionality Provisions in all respects, the Borrower and each other Loan Party party thereto shall have executed and delivered the Credit Documentation and the Lenders shall have received (a) satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility and creation and perfection of the liens granted thereunder on the collateral) and of appropriate local counsel and such corporate resolutions, certificates and other customary closing documents as the Administrative Agents shall reasonably require and (b) satisfactory evidence that the Administrative Agents (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation and the applicable intercreditor agreements) lien and security interest in the collateral.

Exhibit D-1

(iv)    The Lead Arrangers and the Lenders shall have received: (A) audited consolidated balance sheets of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 90 days before the Initial Funding Date, including, an unqualified audit report thereon; (B) as soon as available and in any event within 45 days after the end of each subsequent fiscal quarter, an unaudited consolidated balance sheet of each of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements, in each case after giving effect to the Transactions (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of the Acquired Company and Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided, further, that the Borrower’s and the Acquired Company’s public filing of any required financial statements with the U.S. Securities and Exchange Commission shall satisfy the requirements of clauses (A) and (B) of this paragraph (iv).
(v)    All fees due to the Administrative Agents, the Lead Arrangers and the Lenders required by the Commitment Letter or the Fee Letter to have been paid on or prior to each Funding Date shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers that have been invoiced at least three business days prior to such Funding Date shall have been paid.
(vi)    With respect to the Initial Funding Date, the Lead Arrangers shall have received satisfactory evidence of the substantially concurrent consummation of the Refinancing (other than with respect to the Convertible Debentures).
(vii)    The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers to privately place the New Notes. The Lead Arrangers confirm that the investment banks engaged by the Borrower on or about the date hereof are reasonably satisfactory to them.
(viii)    The Lead Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.
(ix)    To the extent reasonably requested by the Commitment Parties at least 10 business days in advance of the Initial Funding Date, the Loan Parties shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA Patriot Act, at least three business days prior to the Initial Funding Date.
(x)    Since January 1, 2018, there shall not have occurred or come into existence and be continuing a Company Material Adverse Effect (as defined in the Acquisition Agreement dated as of the date hereof without giving effect to any amendment thereof or consent thereunder).

Exhibit D-2

ANNEX I
FORM OF
SOLVENCY CERTIFICATE

[ ], 20__

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ], 20__, among [ ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:
1.I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [ ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.
2.As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in their ordinary course; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in their ordinary course; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Initial Funding Date.
3.As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature in the ordinary course of business, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.
This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agents or the Lenders with respect thereto.
[Remainder of Page Intentionally Left Blank]

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:
Title: Chief Financial Officer

Annex I-2